EXHIBIT A

MULTIPLE CLASS PLAN

(as amended March 15, 2013 to add WBI Absolute Return Balanced Plus Fund and
WBI Absolute Return Dividend Income Fund)

ADVISORS SERIES TRUST
on behalf of the funds managed by
WBI Investments, Inc.
Fund Names:

WBI Absolute Return Balanced Fund
WBI Absolute Return Dividend Growth Fund
WBI Absolute Return Balanced Plus Fund
WBI Absolute Return Dividend Income Fund

Share Class	Minimum Investment1	Maximum Initial Sales Charge	Maximum CDSC	Maximum 12b-1 Fee	Maximum Shareholder Servicing Fee	Redemption Fee
	Regular / Retirement Accounts
No Load	$2,500 / $1,000	None	None	0.25%	0.40%	2.00%2
Institutional	$250,000	None	None	None	0.40%	2.00%2

1  The Advisor may waive the minimum initial investment in certain circumstances; please see the Funds’ Prospectus.
2  A redemption fee of 2.00% is assessed on shares redeemed within 60 days of purchase (i.e., held 60 days or less).

ADVISORS SERIES TRUST
on behalf of each series of the Trust
listed on Exhibit A

By:           /s/ Douglas G. Hess
Name:      Douglas G. Hess
Title:        President